EXHIBIT 4(c)(ii)
OUTBACK STEAKHOUSE, INC.
PARTNER EQUITY PLAN

Partner Equity Deferred Compensation Stock Plan Document

Outback Steakhouse, Inc., a Delaware corporation, on behalf of itself and its Subsidiaries (the “Company”), hereby establishes the Partner Equity Plan (the “PEP”) for the purpose of attracting, retaining and rewarding Managing Partners and Chef Partners (the “Partners”) and promoting in its Partners increased efficiency and an interest in the successful operation of the Company. The PEP is intended to provide nonqualified deferred compensation benefits to Partners to supplement their retirement savings. The PEP is comprised of the following two separate components, each of which is set forth in a separate document:

•
The Partner Equity Deferred Compensation Diversified Plan (the “Diversified Plan”) which is set forth in a separate document and is intended to provide for diversified crediting of deferred compensation account balances as directed by the individual Partners; and

•
The Partner Equity Deferred Compensation Stock Plan (the “Stock Plan”) which is set forth in this document and provides, subject to approval by the shareholders of the Company, for the investment of deferred compensation account balances in phantom shares of Company stock.

The PEP is the sum of the Diversified Plan and the Stock Plan. References in this document to the “Plan” generally shall mean the Stock Plan only, unless the context is referring to the entire PEP, in which case such reference shall mean the total PEP. The PEP shall be effective January 1, 2006, subject to approval of the Stock Plan by the shareholders of the Company. The PEP and every provision of each of the Stock Plan and the Diversified Plan is intended, and shall be interpreted, to comply in all respects with Internal Revenue Code (“Code”) Section 409A and those provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

ARTICLE 1
Definitions

    1.1  Account(s) shall mean the bookkeeping account or accounts established for a particular Participant pursuant to Article 3 of the Plan.

    1.2  Administrator shall mean the person or persons appointed by the Company to administer the PEP pursuant to Article 9 of the Plan.

    1.3  Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 8 of the Plan.

    1.4  Code shall mean the Internal Revenue Code of 1986, as amended, and Treasury regulations and applicable authorities promulgated thereunder.

    1.5  Company shall mean Outback Steakhouse, Inc., a Delaware corporation acting on behalf of itself and designated Subsidiaries. Any action required by the Company under the terms of the Plan may be taken by the Administrator or such other person(s) or entity(ies) duly authorized by Outback Steakhouse, Inc. to act of its behalf.

    1.6  Company Contributions shall mean the contributions by the Company to a Participant’s Account pursuant to Article 2 of the Plan

    1.7  Company Stock shall mean the Common Stock of Outback Steakhouse, Inc., par value $.01.

    1.8  Disability shall mean, consistent with the requirements of Code Section 409A, that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. The Administrator may require that the Participant submit evidence of such qualification for disability benefits in order to determine Disability under this Plan. Notwithstanding the foregoing, a Participant must qualify for, and receive, Social Security disability benefits in order to be deemed to have suffered Disability under the Plan.

    1.9  Eligible Employee shall mean a “Managing Partner” or “Chef Partner” of the Company, or such other key management level or highly compensated employee as may be designated by the Administrator to be eligible to participate in the Plan.

    1.10  ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

    1.11  Participant shall mean an Eligible Employee who has been selected to receive a Company Contribution to the Plan and has executed a Participation Agreement pursuant to Article 2 of the Plan.

    1.12  Participation Agreement shall mean the Participant’s employment agreement or such other written agreement between the Company and the Eligible Employee whereby the Company agrees to make a Company Contribution to the Plan on behalf of the Participant and the Participant agrees to the terms of such grant subject to the terms of the Plan. The Participation Agreement may take the form of an electronic communication followed by appropriate written confirmation according to specifications established by the Administrator.

    1.13  PEP, Plan, Diversified Plan and Stock Plan shall have the meanings given to such terms in the introductory paragraphs of the Plan.

    1.14  Plan Year shall mean the calendar year.

    1.15  Settlement Date shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. Unless otherwise specified, the Settlement Date shall be as soon a practicable (but in no event more than sixty (60) days) following the month in which the event triggering payout occurs. In the case of death, the event triggering payout shall be deemed to occur upon the date the Administrator is provided with the documentation reasonably necessary to establish the fact of the Participant’s death. Notwithstanding the foregoing or any other provision of the Plan, in the event that at the time of payout any stock of the Company is publicly traded on an established securities market and the Participant is a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof) of the Company, the Settlement Date following a Termination of Employment shall be no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following the Participant’s Termination of Employment, or (ii) the Participant’s death, consistent with the provisions of Code Section 409A

    1.16  Subsidiaries shall mean OS Restaurant Services, Inc. and such other majority owned subsidiaries or other entities in which Outback Steakhouse, Inc. or any of its majority owned subsidiaries owns a majority partnership or other equity interest or serves as general partner, as may from time to time be designated as participating employers in the Plan by the Administrator and on behalf of which Outback Steakhouse, Inc. and the Administrator shall act as agents for purposes of adoption, amendment and administration of the Plan and all associated matters or documentation.

    1.17   Termination of Employment shall mean the date of the cessation of the Participant’s employment with the Company for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s retirement, death, or Disability.

    1.18  Valuation Date shall mean the date through which earnings are credited and shall be no earlier than the last day of the month preceding the month in which the payout or other event triggering the valuation occurs.

ARTICLE 2
Participation

    2.1  Commencement of Participation. An Eligible Employee shall become a Participant in the Plan when he or she (i) is notified in writing that the Company intends to make a Company Contribution to the Plan on his or her behalf, (ii) has executed a Participation Agreement specifying the amount and terms of such Company Contribution and (iii) has a Company Contribution credited to his or her Account under the Plan. The Participant shall continue as a Participant in the Plan until all amounts credited to the Participant’s Account have been distributed.

    2.2  Company Contributions. From time to time, the Company shall make a Company Contribution to the Plan on behalf of an Eligible Employee or existing Participant in the amount specified in a Participation Agreement with such Participant. Company Contributions shall be made in the complete and sole discretion of the Company based on the individually negotiated terms of the Participant’s employment agreement with the Company. Company Contributions shall be notional credits to the Accounts of Participants, with the amount actually credited to the Account being net of all employment taxes required to be withheld on the Company Contribution under Subtitle C of the Code, as conclusively determined by the Administrator. No Participant or other employee of the Company shall have a right to receive a Company Contribution in any particular year or in any particular amount based on the fact that Company Contributions are made at such time or in such amount on behalf of another Participant.

ARTICLE 3
Accounts

    3.1  Participant Accounts. A separate Account shall be maintained for each Company Contribution made on behalf of each Participant and shall be credited with the Company Contribution at the time specified by the Administrator. Accounts shall be deemed to be credited with notional gains or losses as provided in Section 3.3 from the date the Company Contribution is credited to the Account through the Valuation Date.

    3.2  Vesting of Accounts. All amounts credited to the Participant Accounts shall be fully vested at all times.

    3.3  Phantom Stock Investment. Accounts under this Plan shall be credited based on the notional investment of amounts credited to the Account in phantom shares of Company Stock. The Participant’s Account balance shall reflect actual increases and decreases in the value of Company Stock. Except as provided in Section 3.4, the Participant shall have no voting rights or other rights as a shareholder based on shares credited to his or her Account and the Company shall have no obligation to set aside or reserve shares of Company Stock for the purpose of meeting its obligations under this Plan. If the Company does set aside or reserve shares of Company Stock to meet its obligations under this Plan, the Participant shall have no more right to such shares than any other unsecured general creditor prior to the distribution of actual shares of Company Stock pursuant to Articles 5, 6 or 7 of the Plan.

    3.4  Dividend Rights. The Participant shall be entitled to receive credits to his or her account under the Diversified Plan equal to the amount of any dividends that are payable on Company Stock based on the number of phantom shares of Company Stock credited to the Participant’s Account at the time such dividend is declared. Credits shall be made pursuant to section 3.4 of the Diversified Plan at the time such dividend is paid.

    3.5  Capital Transactions. In the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator’s sole discretion, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and kind of phantom shares of Common Stock credited to the Accounts under the Plan.

    3.6  Statement of Accounts. The Administrator shall provide each Participant with statements at least annually setting forth the Participant’s Account balance as of the end of each year.

ARTICLE 4
Scheduled Distributions

    4.1  Distribution of Accounts. A Participant shall have no discretion with respect to the time and form of benefit payments. Except as provided in Articles 5 and 6, each Account shall be distributed to the Participant in three (3) payments as follows, based upon the period that elapses after the end of the month preceding the date the Company Contribution is made to the Participant’s Account: (i) twenty-five percent (25%) of the then total Account balance (rounded up to the next full share of stock) shall be distributed after sixty (60) months have elapsed (i.e., five (5) years after the Company contribution is made); (ii) an additional twenty-five percent (25%) of the Account (i.e., one-third (1/3) of the then Account balance rounded up to the next full share of stock) shall be distributed after an additional twenty-four (24) months have elapsed (i.e., seven (7) years after the Company contribution is made); and (iii) the last fifty percent (50%) of the Account (i.e., the then remaining Account balance) shall be distributed after an additional thirty-six (36) months have elapsed (i.e., ten (10) years after the Company contribution is made). All payments form this Plan shall be made in whole shares of Company Stock on the Settlement Date for each prescribed distribution. The maximum number of shares of Company Stock which may be distributed under the Plan shall be five million (5,000,000).

ARTICLE 5
Death Benefits

    5.1  Survivor Benefit. If the Participant dies prior to complete distribution of all of the Participant’s Accounts, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the total remaining balance of all of the Participant’s Accounts. The death benefit shall be paid in three (3) annual installments commencing on the Settlement Date following the date the Participant’s death is established by reasonable documentation. Distributions shall be made in the form of whole shares of Company Stock. Installment payments shall be recalculated annually by dividing the Account balance by the number of payments remaining rounded up to the next whole share of Company Stock or in any other reasonable manner as may be determined from time to time by the Administrator.

     5.2  Small Benefit Exception. Notwithstanding the foregoing, in the event the sum of all benefits under the PEP payable to a Beneficiary on the Participant’s death is less than or equal to five hundred thousand dollars ($500,000), such benefits shall be paid in a single lump sum on the Settlement Date following the date the Participant’s death is established by reasonable documentation. The benefit payable from this Plan shall be in the form of whole shares of Company Stock.

ARTICLE 6
Disability

    6.1  Disability Benefit. In the event of termination of the Participant’s employment by reason of Disability, the Company shall pay to the Participant the total remaining balance of all of the Participant’s Accounts in three (3) annual installments commencing on the Settlement Date following the Participant’s Termination of Employment. Distributions shall be made in the form of whole shares of Company Stock. Installment payments shall be recalculated annually by dividing the Account balance by the number of payments remaining rounded up to the next whole share of Company Stock or in any other reasonable manner as may be determined from time to time by the Administrator.

    6.2  Small Benefit Exception. Notwithstanding the foregoing, in the event the sum of all benefits under the PEP payable to a Participant on the Participant’s Termination of Employment by reason of Disability is less than or equal to five hundred thousand dollars ($500,000), such benefits shall be paid in a single lump sum on the Settlement Date following the Participant’s Termination of Employment by reason of Disability. The benefit payable from this Plan shall be in the form of whole shares of Company Stock.

ARTICLE 7
Amendment and Termination of Plan

    7.1   Amendment or Termination of Plan. The Company may, at any time, direct the Administrator to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balance or accelerate benefits under the Plan in violation of Code Section 409A. For purposes of applying the change in timing of payment rules under Code Section 409A to any amendment of the Plan, each installment payment from each Account shall be treated as a separate payment. If the Company terminates the Plan, the Company shall pay to each Participant the balance of the Participant’s Accounts at the time and in the form such amounts would have been paid absent such Plan termination. Notwithstanding the foregoing, to the extent permitted under Code Section 409A and applicable authorities, the Company may, in its complete and sole discretion, accelerate distributions under the Plan in the event of (i) “change in the ownership or effective control of the corporation,” (ii) “change in the ownership of a substantial portion of the assets of the corporation,” (iii) liquidation or bankruptcy of the Company, or (iv) any other circumstances permitted under Code Section 409A.

ARTICLE 8
Beneficiaries

    8.1  Beneficiary Designation. The Participant shall, at the commencement of participation in the Plan, designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective upon being submitted in writing to, and received by, the Administrator during the Participant’s lifetime on a form prescribed by the Administrator. The Beneficiary designation may be changed by the Participant at any time. Notwithstanding the foregoing, a Beneficiary designation, or any change thereto, shall not be valid unless a Participant has complied with any applicable laws in selecting a Beneficiary other than the Participant’s spouse.

    8.2  Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as Beneficiary.

    8.3  Successor Beneficiary. If the primary Beneficiary dies prior to complete distribution of the benefits provided in Article 4, the remaining Account balance shall be paid to the contingent Beneficiary selected by the Participant.

    8.4  Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of such benefits to the Participant’s estate.

ARTICLE 9
Administration/Claims Procedures

    9.1  Administration. The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies or omissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Administrator may delegate any of its rights, powers and duties regarding the Plan to any person(s) or entity(ies). The Company will indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

    9.2  Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) a description of any additional material or information that is necessary to process the claim, (iv) an explanation of the procedure for further reviewing the denial of the claim, and (v) if applicable, an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

    9.3  Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administrator and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The claimant may submit written comments, documents, records and other information relating to the claim for benefits, and such information shall be taken into account for purposes of the review without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances require a longer period of time for processing, in which case written notice of the extension, indicating the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review, shall be furnished to the claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, with specific reference to any provisions of the Plan on which the decision is based, and an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

ARTICLE 10
Conditions Related to Benefits

    10.1  Nonassignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. Those benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law. Notwithstanding the foregoing, the Administrator shall have full power and authority to the extent consistent with Code Section 409A and other applicable laws to comply with all liens by the Internal Revenue Service and any bona fide domestic relations orders and to adjust any amounts otherwise payable under the Plan accordingly.

    10.2  No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

    10.3  Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator. If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan. If the Participant fails to cooperate or makes any material misstatement of information, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Administrator.

    10.4  Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. If no arrangement is made, the Company may provide, at its discretion, for such withholding, tax, and other payments as may be required, including, without limitation, the reduction of amounts otherwise payable to the Participant. At the discretion of the Administrator, any amounts required to be withheld on distributions under the Stock Plan may be withheld from distributions under the Diversified Plan which are scheduled to be paid at the same time. If the Company pays such amounts on behalf of the Participant or Beneficiary, the Company shall be entitled to recover such amounts on demand with interest at the Wall Street Journal Prime Rate compounded monthly.

    10.5  Company Right to Offset at Time of Distribution. To the extent permitted under Code Section 409A and other applicable laws, the Company shall have the right to apply distributions from the Plan first toward the full payment to the Company of any amounts (of whatever kind or character) which may be due and payable by the Participant to the Company at the time such distribution is made.

    10.6  Assumptions and Methodology. The Administrator shall establish the assumptions and method of calculation used in determining the benefits, earnings, payments, fees, expenses or any other amounts required to be calculated under the terms of the Plan. Such assumptions and methodology shall be established by the Administrator and made available to Participants and may be changed from time to time by the Administrator

    10.7  Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

ARTICLE 11
Miscellaneous

    11.1  Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

    11.2  Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

    11.3  Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

     11.4  Captions. The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

    11.5  Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

    11.6  Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

    11.7  Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.

    11.8  Inability to Locate Participant or Beneficiary. It is the responsibility of a Participant to apprise the Administrator of any change in address of the Participant or Beneficiary. In the event that the Administrator is unable to locate a Participant or Beneficiary for a period of three (3) years, the Participant’s Account shall be forfeited to the Company.

    11.9  Errors in Benefit Statement or Distributions. In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered. In the event of an error in a distribution, the Participant’s Account shall, immediately upon the discovery of such error, be adjusted to reflect such under or over payment and, if possible, the next distribution shall be adjusted upward or downward to correct such prior error. If the remaining balance of a Participant’s Account is insufficient to cover an erroneous overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law) to recoup the amount of such overpayment(s).

    11.10  ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

    11.11  Applicable Law. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of Florida.

    11.12 Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 14th day of March, 2006.

OUTBACK STEAKHOUSE, INC.

By: /s/ Joseph J. Kadow
Its: Executive Vice President
       Chief Officer - Legal and Corporate Affairs